Exhibit 99.1
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Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call. For the conference, all the participant lines are in a listen-only mode. However, there will be an opportunity for your questions, and instructions will be given at that time. (Operator Instructions) As a reminder, today’s call is being recorded.
With that being said, I will turn the call conference now to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries — President & CEO
Thank you, John. Good morning, everyone. I would like to thank you for attending our fourth-quarter fiscal 2008 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading Investors and subheading Event Details. Relevant slides will be identified by number throughout our presentation.
Going to slide one, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.
Rick.

Rick Vilsoet - Dycom Industries — VP & General Counsel
Thank you, Steve. Going to slide two, statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements, and the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s annual report on Form 10-K for the year ended July 28, 2007, and the Company’s quarterly report on Form 10-Q for the quarter ended April 26, 2008. The Company does not undertake to update forward-looking information.
Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to information prepared in accordance with generally accepted accounting principles in the previously referred to slides and in the Company’s press release, which has been posted on the Company’s website at www.dycomind.com under the heading Corporate and subheading Corporate News. Steve.

Steven Nielsen - Dycom Industries — President & CEO
Thanks, Rick. Yesterday we issued a press release announcing our fourth-quarter 2008 results. As you review this release, it is important to note the following. During the fourth quarter of fiscal 2008, we recorded a non-cash impairment charge resulting from the annual impairment testing of our goodwill, as well as a number of FIN 48 tax- related items. For clarity and to enable comparability between periods, my comments will be limited to results from continuing operations excluding these items. A reconciliation of these items to our GAAP results has been provided with our press release, as well as on slide 11.
In another release yesterday, we announced a $15 million increase to the authorization by our Board of Directors of our stock repurchase program. This new authorization supplements our program, which prior to this increase had $4.8 million remaining.
Moving to slide three, results of $0.23 per share for the fourth quarter were at the upper end of our EPS expectations. Revenues increased sequentially by 9.8%, and organic year-over-year growth was 1.5% for the quarter. Volumes were mixed from telephone companies as some customers deploy capital for new network initiatives, while all customers tightly manage routine capital and maintenance expenditures.
Construction spending by cable customers was stable, but installation activity remained mixed, although with some improvement towards the end of the quarter. Margins continued to improve sequentially, but remain pressured year-over-year. Cost of earned revenues was negatively impacted by fuel cost, which increased 50 basis points sequentially from the third quarter and 100 basis points from the year-ago quarter.
G&A expenses reflected increased legal and professional fees and payroll costs, as well as a sequential increase in incentive compensation as financial results improve. Cash flow from operations was solid in the quarter, amply funding our normal fleet replacement cycle and certain information technology initiatives. Share repurchases continued in the quarter with $11.1 million of common stock repurchased at an average cost of $16.37 per share.
Going to slide four. During the quarter, we continued to experience the effects of an overall economy, which though slow, did not seem to deteriorate. Revenue from Verizon was up sequentially and year-over-year. At $65.7 million or 20.4% of revenue, Verizon was our largest customer. This was our highest quarterly revenue from Verizon since the fourth quarter of fiscal 2005.
Revenue from AT&T was down sequentially and down year-over-year. AT&T was our second-largest customer at $55.6 million or 17.3% of total revenue. Revenue from Comcast was $37.9 million. Comcast was Dycom’s third-largest customer for the quarter at 11.8% of revenue.
Time Warner Cable was our fourth-largest customer with revenues of $25.5 million or 7.9% of total revenue, reflecting mixed upgrade activity and installation volumes.
Revenue from Embarq was up sequentially by $2.5 million or 14%, and up slightly year-over-year. Embarq was our fifth-largest customer.
All together, our top five customers represented 63.7% of revenue and were up organically 1%. All other customers grew organically 2.5%. Interestingly, our sixth, seventh and eighth-largest customers, Charter, Qwest and Windstream, grew at a combined rate of 42% year-over-year, reflecting increased capital spending.
Now moving to slide five. Backlog at the end of the fourth quarter was $1.313 billion versus $1.409 billion at the end of the third quarter, a decrease of approximately $96 million. Of this backlog, approximately $765.5 million is expected to be completed in the next 12 months.
During the quarter, we continue to book new work and renew existing work. From Qwest we received a three-year general construction and maintenance agreement for New Mexico. For Verizon, we renewed our locate contract in California. From AT&T we received a three-year extension of our Montgomery, Alabama master services agreement. And finally, for Time Warner Cable, we received a wireless backhaul project in New England. Headcount declined during the quarter to 10,746, reflecting continued rightsizing of our workforce and a slow overall economy.
Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries — SVP & CFO
Thanks, Steve, and good morning, everyone. As I discuss the financial results for the quarter, please note that there were several items identified in yesterday’s press release which impacted our quarterly 2008 results. We have provided a reconciliation to the GAAP measures in the press release and also in the appendix of the slide presentation for today’s call.

First, during the fourth quarter of 2008, we recorded a non-cash goodwill impairment charge of $9.7 million on a pretax basis, as the result of our annual impairment test of goodwill. Secondly, and also during the fourth quarter of 2008, we recorded a benefit from the reversal of certain income tax-related liabilities. This resulted in the reduction of interest expense by approximately $377,000 on a pretax basis, and separately, the reduction of iincome tax expense by approximately $1.1 million.
Now for the financial results. Going to slide six of the presentation, contract revenues for the fourth quarter of 2008 were $322.1 million, which was up 1.5% from last year’s Q4 revenue of $317.3 million. Excluding the items mentioned in my opening remarks, income from continuing operations for the fourth quarter was $9.1 million compared to $14.5 million in the fourth quarter of 2007. Fully diluted earnings for the quarter were $0.23 per share, excluding $0.11 per share for the adjusting items, compared to $0.35 per share in the prior-year fourth quarter.
Turning to slide seven, we have provided selected information from our income statement. On a year-over-year basis, our cost of earned revenues increased by 172 basis points as a percentage of revenues. This increase reflects the continued impact of a slow growth environment, and was specifically driven by higher labor costs in relation to our current operating levels, which resulted in a 125 basis point increase in costs during the period.
Additionally, we experienced an increase in fuel costs of 100 basis points, raising total fuel costs to 4.5% of contract revenue. Partially offsetting these increases was a 33 basis point reduction for insurance costs, reflecting lower loss activity during the period, and a 26 basis point decrease in direct material costs due to a reduction in those projects where we provide materials to customers.
General and administrative costs increased 74 basis points from the year-ago period due to a 44 basis point increase in legal and professional fees and a 30 basis point increase in payroll and related expenses. These increases were partially offset by lower stock-based compensation in the current quarter which totaled approximately $600,000, compared to $1.5 million in the prior-year fourth quarter.
Depreciation and amortization increased on a year-over-year basis as the result of capital expenditures during fiscal 2007 and 2008. The effective tax rate for the quarter was 26.6% compared to 38.8% for the fourth quarter of fiscal 2007. Our effective tax rate declined during the period primarily due to the reversal of the income tax-related item of approximately $1.1 million mentioned in my opening remarks.
Finally, during the quarter we incurred a loss from discontinued operations of $1.5 million after tax, as we settled an outstanding legal matter.
Now turning to slide eight. Cash flow from operations were solid during the quarter at $17.5 million, which funded capital expenditures and the bulk of our share repurchases. Capital expenditures net of disposals were lower sequentially at $8.6 million, and we paid down approximately $700,000 in debt during the period.
Also during the quarter, we repurchased 677,300 shares of our common stock for $11.1 million in open-market transactions. At the end of the quarter debt, net of cash, was $131.3 million. Combined DSO on trade receivables and net unbilled revenues was up slightly from the third quarter to 68 days from 66 days.
Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries — President & CEO
Thanks, Drew. Going to slide nine. In summary, despite a challenging economic backdrop, Dycom continued to demonstrate strengths. First and foremost, we maintain solid customer relationships throughout our markets. Several significant contract extension and awards were secured at attractive pricing.
Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The drivers of these opportunities are as strong as ever. The nation’s leading two RBOC’s continue to deploy fiber deeper into their networks, and these deployments will drive broad industry developments for the next several years. A vast rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings is now firmly and irreversibly underway.
Additionally, we are encouraged that cable operators are planning to deploy a number of new technologies, which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers.

And finally, we have maintained our financial strength, generating solid cash flows from operations, which have supported continued capital investments and share repurchases, while maintaining ample liquidity.
As our industry continues to evolve, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities.
And finally, moving to slide 10. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the first quarter of fiscal 2009, we anticipate earnings per share of $0.18 to $0.23 on revenues of $305 million to $325 million. This outlook anticipates slow to no growth in the US economy, seasonally normal weather, G&A expenses excluding non-cash compensation consistent on a sequential basis versus Q4 fiscal 2008, a decrease in other income of approximately $1.1 million from our fourth quarter as we anticipate a decrease in the number of assets which will be sold in the first quarter of fiscal 2009, consistent levels of depreciation during the first quarter of fiscal 2009, versus the fourth quarter of fiscal 2008, and non-cash compensation expense of approximately $1.8 million on a pretax basis during the quarter, up from the fourth quarter.
We remain confident in our strategies, the health of our customers, the prospects for our company, and most importantly, the capabilities of our able employees.
Now, John, we will open the call for questions.

Operator
First on the line is Jack Kasprzak with BB&T Capital Markets. Please go ahead.

Jack Kasprzak - BB&T Capital Markets — Analyst
Good morning, everyone. I wanted to ask about revenues, which for the last couple of quarters when you look at them on a year-over-year basis have been up a touch, and your guidance for the October quarter reflects seems to me basically a similar situation, maybe even down a little, again looking at it on year-over-year. So even given what you say, Steve, about the RBOC spending, irreversibly spending and the trends there seem to be good, what has to happen at the margin for us to see revenues start to, I guess, reaccelerate?

Steven Nielsen - Dycom Industries — President & CEO
I think there are a couple things, Jack. Number one, obviously a bottoming process in the overall economy is helpful. That does influence the routine maintenance and capital expenditure part of our business. And I think if we think about the October quarter year-over-year, it is a significantly different overall climate.
I think the other things that we are looking to as potential catalysts is we do see opportunities with some of the cable operators who have been public and pretty vocal about some of their initiatives about creating more capacity through going all-digital.
There are also some opportunities that are coming up. In fact, we actually mentioned one in our list of new contracts where we are seeing more opportunities take fiber to cell sites. We think that is a potential driver. And then I just think that in the overall programs for new technology, we continue to see more opportunity next year, particularly with AT&T in the Southeast, and that is helpful as it offsets weakness in the kind of routine piece of the business that is impacted by housing.

Jack Kasprzak - BB&T Capital Markets — Analyst
Right. Okay, great. And I wanted to ask with regard to margins, and you mentioned the impact of fuel on a year-over-year basis, 100 basis points of impact. I think, Drew, you had some comments about some other impacts on margin, and I guess I just missed them. Things were moving pretty fast. Could you just round out that discussion, the impact on margins?

Drew DeFerrari - Dycom Industries — SVP & CFO
Sure, Jack. Higher labor costs in the current operating environment were up 125 basis points. The 100 basis points on fuel, which I had mentioned, and then partially offsetting that there was 33 basis points for a reduction on insurance costs based on our lower loss activity; and then 26 basis points for a decrease in those projects where we are providing direct materials to customers.

Steven Nielsen - Dycom Industries — President & CEO
I think in some, Jack, you look at the fuel impact, I think the year-over-year impact was significant, but the sequential impact was pretty meaningful also. I think we had forecast that in, and so we had it in the guidance, but 50 basis points of fuel cost from the April quarter to the July quarter was pretty material. And I think in a slower growth environment compared to last year, there is always going to be challenges which we are addressing, about how to right-size the workforce for the mix of work that we are seeing, which is particularly in those areas where we had businesses centered around kind of more routine maintenance and capital expenditures.

Jack Kasprzak - BB&T Capital Markets — Analyst
I guess an obvious question is that oil has come down off its peak. Have you seen any benefit on the fuel cost side yet from that?

Steven Nielsen - Dycom Industries — President & CEO
Clearly, the average price of fuel in August was a little bit less than in July and most of June, and so there is some benefit there. It has not been significant yet, but at least it is encouraging.

Jack Kasprzak - BB&T Capital Markets — Analyst
Right, right direction. Great, thank you very much.

Operator
Next set of questions is from Simon Leopold with Morgan Keegan. Please go ahead.

Simon Leopold - Morgan Keegan — Analyst
Thanks. I wanted to see if we could round out the housekeeping questions first, in terms of the split between telcos and cable, as well as the more detailed information you typically give us on the top 10 customers.

Drew DeFerrari - Dycom Industries — SVP & CFO
Sure, I’ll take those, Simon. On the telco side, the percent was 49.4%; cable was 28.1%. The utility locating was 17.5%, and then the electrical was 4.9%. And then for the next five on the customer list was Charter at 5.2%, Qwest at 4.6%, Windstream at 3.1%, The Williams Companies at 1.5%, and then Cox Communications at 1.4%.

Simon Leopold - Morgan Keegan — Analyst
Thanks. I’m a little behind you writing those down. And then I wanted to see if we could get back to the fuel discussion a little bit. I think it is helpful the way you’ve described it in terms the basis point hit in the past. And I guess what I am trying to look for is maybe some guideline or thoughts of how to model it going forward; if you can give us some metrics of how you would think about a $1 change or $0.50 change in the price of gas, what that does in terms of basis points to your gross margin just so we can have some sensitivity around it.

Steven Nielsen - Dycom Industries — President & CEO
I don’t know that we’ve run the numbers, Simon. At least on the guidance for this quarter, we are looking at it as flat in terms of as a percentage of cost of revenue. I think roughly for the fourth quarter, gas was about $4 a gallon, is what it came through more or less. There is also a diesel component, so it is not as simple as just taking one product and using it as a benchmark, because it does depend on the mix of our business that is with diesel equipment versus gasoline.
I think the other thing is that we are clearly, as we go into this fiscal year, taking a look at all of our capital spending plans. We are buying different vehicles. We are looking at alternatives, and I think over time what we are going to do is decrease the sensitivity to changes in fuel price. But it’s going to take us a little time when we are addressing a fleet that has got 9000 vehicles in it. So we are going to work to diminish the impact of volatility in that area over time.

Simon Leopold - Morgan Keegan — Analyst
Did I get it correct? I think Drew mentioned that 4.5% of revenue was fuel cost?

Drew DeFerrari - Dycom Industries — SVP & CFO
That is correct.

Simon Leopold - Morgan Keegan — Analyst
That was the number, okay. And then in terms of the guidance for sales that could be flat to sequentially lower, typically we look at the cable companies usually have some strong seasonal patterns in their September quarter spending, and the telco is usually a little flattish, which should net together to perhaps flat to slightly up.
Maybe if you can give us a little sense of, in terms of industry trends and drivers, what would lead to your low end of your guidance?

Steven Nielsen - Dycom Industries — President & CEO
I think what we would add, Simon, is that that’s all within a backdrop where the overall economy is still challenged. And on the routine side of the business, we are seeing pockets of demand that is weakening just because it is the second half of the year and people are taking a look at budgets compared to what is going on in the overall economy.
I don’t know, given the kind of the sequential flatness, that there is much more to say than on balance. We try to anticipate a little bit of softening in the non-program-related work.

Simon Leopold - Morgan Keegan — Analyst
Could you give us an idea of what proportion of your business is maintenance related versus what is new initiatives, growth, upgrade related?

Steven Nielsen - Dycom Industries — President & CEO
Well, I know we’ve been through this before, but we will go through it again. If you think about Verizon, the significant majority of that work is FTTP, although we do provide locating services and engineering and some other things. So if you think about that, that is a program-driven customer for the most part, and that was up year-over-year, I think 8% or 9%. So we had, as I mentioned in my comments, we had the highest revenue with Verizon since fiscal 2005, so in the last three years.
AT&T is predominately maintenance, although we are seeing increased amounts of Lightspeed activity. So that was on balance slightly down. We don’t see that changing. They seem to be comfortable with their current rates of spend on Lightspeed. It may pick up next year, but we will have to see.

And then with Comcast and Time Warner, it is still a balancing act between some positive things in their business, such as the increased high-speed data flow share that they are taking, versus just an overall soft economy where you are not seeing as many households formed over time as you did last year or in the previous period.
So I think it is really those kind of mixes. It would be nice if there was a magic formula that we could just flux one place and give you a straight answer, but the business just isn’t structured that way.

Simon Leopold - Morgan Keegan — Analyst
Sure, appreciate that. One last question, please. If you could talk about what was the discontinued operation, the goodwill related to what line of business?

Steven Nielsen - Dycom Industries — President & CEO
Well, there’s two things. We’ve had a discontinued operation for a number of quarters where we had an outstanding lawsuit, which we’ve settled in mediation, and so that was the impact there. The impairment, that was just our normal annual impairment. We had called out a couple of subsidiaries that are fairly narrowly focused geographically, and the customer spend is rotated away.
So it was just in our estimation the right answer in terms of looking at forward cash flows that those were not sufficient to support the goodwill. Although they are good companies and they’re profitable, they are just not as profitable as they were when we acquired them.

Simon Leopold - Morgan Keegan — Analyst
Okay. Thank you very much.

Operator
Next questions are from John Rogers with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson — Analyst
Hi, good morning. Just following up on the maintenance versus capital spending, I guess, Steve, could you also talk about are you seeing any big differences regionally, or is it just dictated by where Verizon is deciding to expand their systems?

Steven Nielsen - Dycom Industries — President & CEO
In terms of the program work with Verizon, John, that is simply a budget issue, and some geographies have stronger years than others. And that is a function of the way Verizon plans the program, and they seem to be doing a pretty good job at it. But it is just difficult for us to forecast year to year where that is going to be, although this year we have been strong in the geographies more in the northern Northeast, which is why we’ve had good, strong revenues.
I think from an overall economic perspective, clearly that part of the country that’s got exposure to energy — Texas, Louisiana, Oklahoma — seems to be less impacted than the coast that had more run-up in the housing and certainly had bigger housing issues to work through.

John Rogers - D.A. Davidson — Analyst
I guess that is what I was wondering, where you are seeing the downturn or reading about the downturn in housing, and that matches up pretty well with where you are seeing weakness?

Steven Nielsen - Dycom Industries — President & CEO
Yes, I think you have to think about, John, historically we have always focused our construction activities kind of in the D.C. area through the Sunbelt up the West Coast. Now, that doesn’t mean we do a lot of work in Colorado and the Midwest and others, but at least the housing-related activity for phone companies in particular were those areas. And quite honestly, our people in the Southeast are seeing housing conditions that are more difficult than anything we probably have seen since the mid-70s.
Now, we are dealing with it, we are adjusting to it, and it won’t stay that way forever. But clearly, that part of the country is not seeing the kind of housing growth that it has seen for decades.

John Rogers - D.A. Davidson — Analyst
What about in terms of market share, are you seeing any changes in the competitive environment?

Steven Nielsen - Dycom Industries — President & CEO
As we’ve talked about before, we are comfortable with our market share. I think when you look at our aggregate numbers versus other participants in the industry, we’ve got good share, good absolute sales on a relative basis.

John Rogers - D.A. Davidson — Analyst
Sorry, do you think it is going up or down?

Steven Nielsen - Dycom Industries — President & CEO
I think we’ve had some wins. We are holding on to our work. I think it is stable to slightly improving. In challenging times, you always want to be careful about growing market share too much, because it is obviously better to grow it when the economy is improving than when the economy is slow, but we feel comfortable.
I think the overall environment, as long as fuel, which is as we have told you is a significant element in our cost, as long as that is somewhat elevated and unpredictable, I think the pricing environment will be fairly stable. Because it is hard for people to cut margin when the forward cost curves are so uncertain around fuel.

John Rogers - D.A. Davidson — Analyst
Just lastly, in terms of wage rates, what are you expecting into 2009?

Steven Nielsen - Dycom Industries — President & CEO
As we’ve looked at — and we have just been through our review process internally — I think wages are trending in kind of that 3% to 4% range, which is consistent with what some of our customers have agreed to in their recent negotiations. That doesn’t mean that there are areas where it may be less because the work in that region is slow or in other areas where we have particular needs for a certain skill set that we might not pay a little bit more. But I think generally, we haven’t seen any material shift in those costs.

John Rogers - D.A. Davidson — Analyst
Great. Thank you.

Operator
(Operator Instructions) Alex Rygiel with FBR. Please go ahead.

Alex Rygiel - FBR — Analyst
Good morning, Steve. What specifically are you doing for Williams?

Steven Nielsen - Dycom Industries — President & CEO
We have a single pipeline project out in the Western US. They have been a customer on and off.

Alex Rygiel - FBR — Analyst
What percentage of your revenue is coming from pipeline work today?

Steven Nielsen - Dycom Industries — President & CEO
Probably 2% or 3%, at best.

Alex Rygiel - FBR — Analyst
What percentage of your revenue is coming from electric utility, kind of distribution work?

Steven Nielsen - Dycom Industries — President & CEO
If you look at the other, it is about the same. They about split it 50-50.

Alex Rygiel - FBR — Analyst
Those two end markets appear to have fairly interesting growth prospects. Given that you are somewhat exposed to them, why have you held back on growing those businesses?

Steven Nielsen - Dycom Industries — President & CEO
Well, as we’ve talked about before, we feel comfortable with our core businesses. So part of it is a view that over the long term, we are in an attractive space and we see good returns going forward. In terms of the other businesses, they tend to be more capital-intensive. They tend to be project-related, which means that projects rotate in and rotate out.
Now when a lot of projects are rotating in, it is a good time to be there. But we’ve also seen it when it has been the other way. And for us, we have always tried to look for relationships with customers that were recurring in nature. And in project-based businesses, that is not the case generally. So for us, it doesn’t fit our discipline around where we want to invest capital, and that is a strategy that we’ve had for a long time.

Alex Rygiel - FBR — Analyst
When I look at your core business, it looks like it is lacking growth right now, and there is clearly cost pressure from fuel and labor. Can you help me to understand how these long-term relationships are helping you to manage through these increasing cost pressures that you feel today?

Steven Nielsen - Dycom Industries — President & CEO
Well, we have annual price escalations in contracts with a number of customers. It depends when the anniversaries come around. As we renew contracts with customers, we are increasing price. So it takes time as we go through the portfolio contracts to do that, but we are able to do that.

And with respect to growth and strategy, a year ago on this call we were growing at about 15% organically. And it has not been my experience that we want to cycle in and out of sectors in the industry based on kind of near-term views of what growth rates are going to be over the next four or six quarters where you wind up in a lot of places at the wrong time.

Alex Rygiel - FBR — Analyst
As it relates to contract renewals, I understand that they cycle over time, and I hear what you’re saying with regards to gaining some market share in your core businesses. But how can we feel comfortable that you are successful at raising prices out there to offset the accelerating cost increases?

Steven Nielsen - Dycom Industries — President & CEO
These are contracts that renew with customers, either through a negotiated basis, and we obviously are not going to negotiate or disclose information that is confidential to those customers, or they are through a bid process where that information is competitive.
So I guess over time, you are going to have to look at what the results are. And if you think about it year-over-year, our gross margin last year I think in this quarter was about 20.5% or something like that. We are at 18.5% this quarter. 100 of that is fuel, which is slow to adjust to, and there would be a lot of businesses with some housing-related exposure that would be happy with dealing with 100 basis points of drag, because the economy today is different than it was a year ago.
So from our perspective, it is not good. We are working hard to right-size the business. We are working hard to diminish our exposure to volatile fuel prices, and we will work with our customers over a long period of time as the portfolio changes over to reflect higher costs. I think that is the plan.

Alex Rygiel - FBR — Analyst
One last question. Your headcount is down sequentially 3Q to 4Q. That is the first time in five years. Your backlog is down year-over-year. What kind of actions are you taking to accelerate growth opportunities in fiscal ‘09? Are you looking at acquisitions, or are you really just focusing your cash on share repurchases at this time?

Steven Nielsen - Dycom Industries — President & CEO
Well, we are always going to look. Every quarter, there are always acquisition opportunities that we see, and we will evaluate those when they make sense and when we think they will be accretive to shareholders. When those are not there, we certainly have the opportunity to buy back shares.
You know, there are a number of programs that we are looking at that will come out as we talked about on the call. In particular in the cable industry, they clearly are planning to pick up installation activity around transitioning their networks from a mix of analog and digital spectrum to all digital. And we think there will be some significant opportunities there.

Alex Rygiel - FBR — Analyst
Great, thank you.

Operator
Our next question is from the line of Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Thank you. Do you have the exact number for what gross CapEx was this quarter?

Steven Nielsen - Dycom Industries — President & CEO
Drew is pulling it up. It’s about $12 million, Alan.

Drew DeFerrari - Dycom Industries — SVP & CFO
$12.1 million.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay, and you mentioned about the vehicles, that obviously you have a fleet of pickups and other vehicles which it seems like salvage prices for these vehicles have been plunging, just from looking at Ford and GM and others. What can you do and what is your strategy for right-sizing the vehicle fleet to the employee base that it sounds like you are going to be looking to have?

Steven Nielsen - Dycom Industries — President & CEO
Well, I think there is a couple things, Alan. One, we depreciate our vehicles depending on the type in four to five years, and we don’t use salvage value. So we don’t have the exposure that the automakers have through the lease plans.
So as you can see, primarily the other income in the quarter was profit on sale of vehicles. So we are still doing fine on our disposals. The market is not as robust as it was a year ago, but we are still doing fine and don’t have any issues from our perspective on disposals.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay, and what did you — I mean, I thought I caught the phrase technology upgrade as it relates to CapEx. What are you referring to?

Steven Nielsen - Dycom Industries — President & CEO
Well, as we’ve talked about before, we continue to spend money on consolidating datacenters and other IT initiatives to streamline that part of our business. Like all companies, those kind of things are becoming more important in the way we operate the business every day, and we felt it was important to upgrade around the area of IT because as we do that, it lowers our long-term operating costs.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
How much are you spending on that, approximately, annually?

Steven Nielsen - Dycom Industries — President & CEO
I think last year, Alan, last fiscal year it was probably all-in $7 million or $8 million.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay, do you have a sense of what gross CapEx could be this coming year?

Steven Nielsen - Dycom Industries — President & CEO
Well, we don’t think about it gross, but on a net of disposals basis, I think we are planning kind of mid-to-upper 50s.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Mid-to-upper 50s, okay. Do you think you need a better environment really? It’s simply just a lack of — you know, either housing to stabilize or cable to get closer to being impacted by the Lightspeed and Verizon FiOS upgrades to be able to get gross margin leverage?

Steven Nielsen - Dycom Industries — President & CEO
I think we can work through it, but we are going to work through it in a portfolio of contracts as they come due, and we will have higher return hurdles on new work that we add to it. That is the way we always have dealt with this type of an economic climate.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay. Then lastly, how many shares were outstanding at the end of the quarter?

Steven Nielsen - Dycom Industries — President & CEO
It was about 39.5 million.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
39.5. Okay, thank you.

Operator
To the presenters, no further questions in queue.

Steven Nielsen - Dycom Industries — President & CEO
Okay. Well, we thank everybody for your time and attention, and we will speak to you the Tuesday before Thanksgiving on the first-quarter results. Thank you.

Operator
Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.